U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)        September 30, 2014

                        FIRST HARTFORD CORPORATION

Maine	0-8862	01-00185800
(State or other jurisdiction of	(Commission File No.)	I.R.S. Employer Identification No.)
Incorporation)

149 Colonial Road, Manchester, Connecticut	06040
(Address of principal executive offices)	(Zip Code)

                                                                    860-646-6555

(Company’s telephone number)

                                                                           N/A
                                                (Former  name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of September 30, 2014 a 100% owned subsidiary of the Company Main Street NA Parkade, LLC signed an agreement that the Mortgage loan secured by the property of Main Street NA Parkade located in North Adams, would be reduced from $12,575, 423 to $7,260,000.  As of the date hereof the Note reflects an outstanding principal balance of $7,260,000 due to a reduction of principal indebtedness through debt forgiveness by Lender in the amount of $5,315,423.

TERMS:

Commencing October 1, 2014 through and including January 1, 2020.  Interest  shall be 200 basis points in excess of the thirty day LIBOR rate.

Amortization commencing February 1, 2020 through October 1, 2030 (“Maturity Date”) on the basis of a 25 year schedule of a amortization with a balloon payment due on October 1, 2030.  Interest during this period shall be 5.5% per annual.

CALL OPTION – Lender may elect to accelerate this Note and require the Company to prepay without premium the entire unpaid principal balance at any time after March 1, 2017.

The Note is non-recourse.

Amended and restated escrow and Security Agreement
Beginning October 1, 2014 and including September 30, 2015 all net cash flow of the property shall be deposited in the Escrow account.

Additional interest Agreement (AIA) was amended as follows:
Commencing on October 1, 2015 and continuing through September 30, 2019 the Company will remit 50% of the cash flow of the property to Lender.  Lender will apply all such interest received to the outstanding amount due on the date of the next installment due under the loan.

SIGNATURES

                    Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HARTFORD CORPORATION

Date: November 3, 2014	By: Stuart I. Greenwald
Stuart I. Greenwald
Treasurer and Secretary